Exhibit 99.1

Argan, Inc. Reports Fourth Quarter and Fiscal 2023 Year-End Results

● Declares Regular Quarterly Dividend of $0.25 Per Share

April 12, 2023 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its fourth quarter and fiscal year ended January 31, 2023. The Company will host an investor conference call today, April 12, 2023, at 5 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	January 31,
For the Quarter Ended:	2023	2022	Change
Revenues	$118,778	$125,570	$(6,792)
Gross profit	20,028	22,231	(2,203)
Gross margin %	16.9%	17.7%	(0.8)%
Net income attributable to the stockholders of the Company	$13,633	$2,215	$11,418
Diluted per share	1.00	0.14	0.86
EBITDA attributable to the stockholders of the Company	11,227	3,340	7,887
Cash dividends per share	0.25	0.25	—

For the Fiscal Year Ended:
Revenues	$455,040	$509,370	$(54,330)
Gross profit	86,361	99,732	(13,371)
Gross margin %	19.0%	19.6%	(0.6)%
Net income attributable to the stockholders of the Company	$33,098	$38,244	$(5,146)
Diluted per share	2.33	2.40	(0.07)
EBITDA attributable to the stockholders of the Company	48,109	53,837	(5,728)
Cash dividends per share	1.00	1.00	—

	January 31,
As of:	2023	2022	Change
Cash, cash equivalents and short-term investments	$325,458	$440,498	$(115,040)
Net liquidity (1)	236,199	284,257	(48,058)
Share repurchase treasury stock, at cost	88,641	20,405	68,236
Project backlog	822,000	714,000	108,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Fiscal 2023 was a year of solid progress for Argan, and we’re pleased to close the year with a project backlog now exceeding $0.8 billion and continued strength in our balance sheet. Our topline performance for the fourth quarter and full year was impacted by the timing of certain projects in our power industry services division as certain projects neared completion while others are just getting started. As we head into fiscal 2024, we have a strong backlog and robust portfolio of ongoing projects that are currently progressing toward peak activity, which we anticipate will favorably impact our revenue performance as we move through the year. As worldwide demand for power resources continues to increase, we believe our leadership role as a respected and reliable power plant builder and our broader capabilities addressing the needs of three complementary end markets, position us well to attract more customer contracts and effectively leverage the electrification occurring in our markets to deliver continued growth and profitability moving forward.”

Fourth Quarter Results

Consolidated revenues for the quarter ended January 31, 2023 were $118.8 million, a decrease of $6.8 million, or 5.4%, from consolidated revenues of $125.6 million reported for the comparable prior year period. The reduction is primarily related to decreased revenues from the Guernsey Power Station, the Maple Hill Solar energy and the Equinix data center projects compared to the comparable prior year quarter, partially offset by increasing revenues at several projects including the Kilroot Power Station, the ESB FlexGen peaker plants and the Trumbull Energy Center.

For the quarter ended January 31, 2023, the Company reported consolidated gross profit of approximately $20.0 million, or gross margin of 16.9% compared to gross margin of 17.7% for the fourth quarter of the prior fiscal year.

Selling, general and administrative expenses declined by $5.0 million to $10.5 million for the quarter ended January 31, 2023 from $15.5 million for the comparable prior year quarter, primarily due to decreased cash incentive expenses and certain write offs and liability accruals associated with business development investments and other activities in the prior year quarter.

Other income increased primarily due to the favorable effects of increased interest rates on our cash and short-term investments. The Company recorded an income tax benefit of $3.2 million in the quarter ended January 31, 2023 even though the consolidated pre-tax book income was $12.0 million, primarily due to the favorable recognition of tax benefits related to research and development credits and the partial reversal of certain deferred tax valuation allowances.

For the quarter ended January 31, 2023, Argan achieved net income of $13.6 million, or $1.00 per diluted share, compared to $2.2 million, or $0.14 per diluted share, for last year’s comparable quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended January 31, 2023 increased to $11.2 million from $3.3 million for last year’s comparable period.

Fiscal Year 2023 Results

Consolidated revenues for the fiscal year ended January 31, 2023 (“Fiscal 2023”) were $455.0 million, a decrease of $54.3 million, or 10.7%, from consolidated revenues of $509.4 million reported for the fiscal year ended January 31, 2022 (“Fiscal 2022”). Consolidated revenues in the Company’s power industry services segment decreased by $52.1 million as the construction activities associated with the Guernsey Power Station project and the Maple Hill Solar energy facility are winding down. The reduction in revenues between the fiscal years was partially offset by increased revenues at several projects including the Kilroot Power Station, the ESB FlexGen peaker plants and the Trumbull Energy Center. Argan’s consolidated project backlog was approximately $0.8 billion as of January 31, 2023.

For Fiscal 2023, the Company reported consolidated gross profit of approximately $86.4 million, or a gross margin of 19.0%. Gross margin in our power industry services, industrial services and telecommunications infrastructure segments remained relatively consistent at 19.8%, 15.9% and 18.4%, respectively, for Fiscal 2023. The corresponding gross profit percentages for Fiscal 2022 were 20.3%, 16.9% and 17.0%, respectively.

Selling, general and administrative expenses for Fiscal 2023 and Fiscal 2022, were $44.7 million and $47.3 million, respectively, representing a decrease of 5.6%, or $2.6 million, between the fiscal years. The decrease was primarily due to the same reasons described above for the quarter, partially offset by the impact of inflationary pressures on our expenses during the current year.

The Company recorded income tax expense in the amount of $11.3 million for the year, primarily due to consolidated pre-tax book income in the amount of $46.0 million reported for Fiscal 2023. For Fiscal 2022, consolidated pre-tax book income was $47.1 million and income tax expense was $11.4 million.

For Fiscal 2023, Argan reported net income of $33.1 million, or $2.33 per diluted share, compared to net income of $38.2 million, or $2.40 per diluted share, for the prior fiscal year. EBITDA for Fiscal 2023 decreased to $48.1 million from $53.8 million for the prior fiscal year. The Company paid its regular quarterly cash dividend of $0.25 per share in January 2023.

As of January 31, 2023, cash, cash equivalents and short-term investments totaled $325.5 million and net liquidity was $236.2 million; furthermore, the Company had no debt. The $115.0 million reduction in cash, cash equivalents and short-term investments from January 31, 2022 reflected the expected cash flow cycles of two significant projects, net income, the payment of dividends and the repurchase of shares. However, during the fourth quarter, cash, cash equivalents and short-term investments increased by $38.8 million.

Dividend Declaration and Share Repurchase Program

On April 10, 2023, the Board of Directors of Argan declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable April 28, 2023 to stockholders of record at the close of business on April 20, 2023. The Company paid quarterly cash dividends of $0.25 per share of common stock for a total of $1.00 per share during Fiscal 2023 and Fiscal 2022, respectively.

During Fiscal 2023, the Company repurchased 1,855,714 shares of common stock at a cost of $68.2 million, including the repurchase of 134,699 shares of common stock at a cost of $5.0 million during the three months ended January 31, 2023. Since the first repurchases in November 2021, the Company has repurchased 2,459,221 shares of common stock, or approximately 15% of its outstanding shares, at a cost of approximately $91.6 million under the now $125.0 million share repurchase program authorization.

Conference Call and Webcast

Argan, Inc. will host a conference call and webcast for investors today, April 12, 2023, at 5:00 p.m. ET.

Stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011 and use access code: 447273. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/47896

The conference call and slide deck may also be accessed via the Quarterly Results page of the Company’s website at the Investor Center section of the Company’s website at https://arganinc.com/investor-center/.  Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until April 26, 2023, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 47896. A replay of the webcast can be accessed on the Investor Center section of the Company’s website until April 12, 2024.

About Argan

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2023	2022	2023	2022
REVENUES	$118,778	$125,570	$455,040	$509,370
Cost of revenues	98,750	103,339	368,679	409,638
GROSS PROFIT	20,028	22,231	86,361	99,732
Selling, general and administrative expenses	10,466	15,508	44,692	47,321
Impairment loss	—	7,901	—	7,901
INCOME (LOSS) FROM OPERATIONS	9,562	(1,178)	41,669	44,510
Other income, net	2,463	983	4,331	2,552
INCOME (LOSS) BEFORE INCOME TAXES	12,025	(195)	46,000	47,062
Income tax benefit (expense)	3,214	(128)	(11,296)	(11,356)
NET INCOME (LOSS)	15,239	(323)	34,704	35,706
Net income (loss) attributable to non-controlling interest	1,606	(2,538)	1,606	(2,538)
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	13,633	2,215	33,098	38,244
Foreign currency translation adjustments	2,176	(642)	(425)	(1,370)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$15,809	$1,573	$32,673	$36,874

NET INCOME PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$1.01	$0.14	$2.35	$2.43
Diluted	$1.00	$0.14	$2.33	$2.40

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,535	15,590	14,083	15,715
Diluted	13,625	15,713	14,176	15,913

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$1.00	$1.00

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JANUARY 31,

(In thousands, except share and per share data)

	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$173,947	$350,472
Short-term investments	151,511	90,026
Accounts receivable, net	50,132	26,978
Contract assets	24,778	4,904
Other current assets	38,334	34,904
TOTAL CURRENT ASSETS	438,702	507,284
Property, plant and equipment, net	10,430	10,460
Goodwill	28,033	28,033
Other purchased intangible assets, net	2,609	3,322
Deferred taxes, net	3,689	457
Right-of-use and other assets	6,024	4,029
TOTAL ASSETS	$489,487	$553,585

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$56,375	$41,822
Accrued expenses	49,867	53,315
Contract liabilities	96,261	127,890
TOTAL CURRENT LIABILITIES	202,503	223,027
Noncurrent liabilities	6,087	4,963
TOTAL LIABILITIES	208,590	227,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 and 15,788,673 shares issued at January 31, 2023 and 2022, respectively; 13,441,590 and 15,257,688 shares outstanding at January 31, 2023 and 2022, respectively	2,374	2,368
Additional paid-in capital	162,208	158,190
Retained earnings	207,832	188,690
Less treasury stock, at cost – 2,386,699 and 530,985 shares at January 31, 2023 and 2022, respectively	(88,641)	(20,405)
Accumulated other comprehensive loss	(2,876)	(2,451)
TOTAL STOCKHOLDERS’ EQUITY	280,897	326,392
Non-controlling interest	—	(797)
TOTAL EQUITY	280,897	325,595
TOTAL LIABILITIES AND EQUITY	$489,487	$553,585

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended
	January 31,
	2023	2022
Net income (loss), as reported	$15,239	$(323)
Income tax (benefit) expense	(3,214)	128
Depreciation	687	807
Amortization of purchased intangible assets	121	190
EBITDA	12,833	802
EBITDA of the non-controlling interest	1,606	(2,538)
EBITDA attributable to the stockholders of Argan, Inc.	$11,227	$3,340

	Fiscal Year Ended
	January 31,
	2023	2022
Net income, as reported	$34,704	$35,706
Income tax expense	11,296	11,356
Depreciation	2,983	3,367
Amortization of purchased intangible assets	732	870
EBITDA	49,715	51,299
EBITDA of the non-controlling interest	1,606	(2,538)
EBITDA attributable to the stockholders of Argan, Inc.	$48,109	$53,837